Exhibit 13(f)

Fifth Amendment to Transfer Agency and Service Agreement

This Fifth Amendment (“Amendment”), effective May 1, 2016, is made and entered into by and between each of the MFS closed-end investment companies listed on Exhibit A to a Transfer Agency and Service Agreement among the parties hereto, separately and not jointly, each being a Massachusetts business trust (each a “Fund”), having its principal office and place of business at 111 Huntington Ave., Boston, Massachusetts 02119 (collectively, the “Customer”), Computershare Inc., f/k/a Computershare Shareholder Services, Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company doing business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent”). Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement (as defined below).

   WHEREAS, Customer and Transfer Agent entered into a Transfer Agency and Service Agreement dated December 18, 2006, as amended by l) a First Amendment dated on or about June 29, 2007, 2) a Second Amendment dated December 18, 2009, a Third Amendment dated October 1, 2010, and 4) a Fourth Amendment dated February 11, 2014 (collectively referred to as the “Agreement”) the parties hereby desire to amend certain terms of the Agreement, as set forth herein.

   THEREFORE, in consideration of the exchange of mutual covenants and agreements, the value and sufficiency of which are acknowledged by the parties, Customer and Transfer Agent, intending to be legally bound by the terms herein, agree to amend the Agreement as set forth below. In the event of a conflict between this Amendment and the Agreement, this Amendment shall control.

I. Section 16.3 of the Agreement shall be amended by deleting the section in its entirety and inserting the following in place thereof.

“16.3 Subcontracting.

Without the prior written consent of Customer, except in the event of core transfer agent services such as call center and transfer processing (“Core Services”), Transfer Agent may provide notification of the subcontracting of any portion of the Services or provide any portion of the Services through the use of any third party including without limitation any affiliates of Transfer Agent or any third party hosting provider of Transfer Agent (each unaffiliated entity a “Third Party Supplier). Without prior written consent of the Customer, Transfer Agent shall not subcontract any portion of the Core Services or offshore the Core Services outside of the United States. Upon Customer’s request, Transfer Agent will provide Customer with a written report identifying each Third Party Supplier that has access to shareholder data of Customer as of the date of such report, along with a description of the services to be provided by each Third Patty Supplier. Transfer Agent shall perform financial services industry standard due diligence (“Due Diligence”) on such Third Party Supplier, including without limitation that such potential Third Party Supplier maintains and complies with policies and procedures necessary to adhere to the data security restrictions consistent with those set forth herein, to the extent that such Third Party Supplier has access to shareholder data of Company.

Prior to disclosing any Customer Data, including Customer Confidential Information, to (or performance of any Service by) any Third Party Supplier, Transfer Agent shall: (i) enter into a written contract with the Third Party Supplier (“Third Party Contract”). The Third Party Contract shall contain clauses and provisions consistent with those in this Agreement that are relevant to any of the services the Third Party Supplier shall be providing.

Transfer Agent shall with respect to such Third Party Supplier retain full and complete responsibility and liability for the acts and omissions of each Third Party Supplier, and each Third Party Supplier’s (and any further subcontractors’) compliance with the applicable restrictions and requirements imposed upon Transfer Agent under this Agreement, all to the same extent of Transfer Agent’s own responsibility and liability under this Agreement. For the avoidance of doubt, Transfer Agent shall pay each Third Party Supplier directly in accordance with the contractual terms between Transfer Agent and each Third Party Supplier and ensure that each Third Party Supplier delivers all Services for which it is responsible without delay, lien or encumbrance. Transfer Agent shall defend, indemnify and hold Customer and its affiliates and its and their agents, directors, stockholders, officers and employees completely harmless from and against any and all claims, suits, demands, actions, liabilities, losses, damages, judgments, fines or civil penalties and all costs and expenses of whatever kind or nature (including reasonable attorney fees, court costs and expert fees and expenses) associated therewith in any way arising from any payment required to made by Transfer Agent to any Third Party Supplier.

Transfer Agent shall have an ongoing obligation to monitor the performance of the Services by each Third Party Supplier (including without limitation, (ii) obtaining and reviewing on an annual basis the Third Party Supplier’s SOC Report, if relevant; and (iii) the requirement that the Third Party Supplier notify Transfer Agent of any security breaches regarding data that Transfer Agent makes available to Third Party Supplier).

Under no circumstances shall Customer Data be stored in or from any locations outside of Canada or the continental United States or its commonwealths, territories and possessions (including via remote network access). In no event, whether by itself or through any otherwise approved Third Party Supplier, shall Transfer Agent perform Services outside of Canada or the continental United States or its commonwealths, territories and possessions (including via remote network access) without the prior written consent of Customer in each instance.

II. Section 3 “Standard Services” shall be amended by inserting the following new section:

“3.8 Lost Shareholders: In-Depth Shareholder Search.

(a) Transfer Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended, without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Transfer Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b) Transfer Agent may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such

Shareholder’s account (“Authorized Representative”)), and (iii) locating Shareholders whose accounts contain an uncashed check older than 180 days, in each case using the services of Georgeson LLC (the “provider’’), an affiliate of Computershare. Such provider may compensate Transfer Agent for processing and other services that Transfer Agent provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c) Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s account. Such provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that such Shareholder (or such Shareholder’s Authorized Representative) may choose either (i) to contact Transfer Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, if applicable, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Company selects a locating service provider other than one selected by Transfer Agent, then Transfer Agent shall not be responsible for the terms of any agreement between such provider and Company and additional fees may apply.

(d) Pursuant to the terms of the Agreement, Company hereby authorizes and instructs Transfer Agent to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to the provider administering any in-depth shareholder location program on behalf of Transfer Agent or Company.”

III. Except as otherwise agreed to in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. Any further modifications to the Agreement must be in writing signed by the parties hereto.

IV. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures executed electronically and/or transmitted by facsimile or electronic mail (including, without limitation, electronic mailing of a PDF) shall be treated as and deemed to be original signatures for all purposes and will have the same binding effect as if they were original, signed instruments delivered in person.

IN WITNESS WHEREOF, The parties have caused this Fifth Amendment to be signed and delivered by their duly authorized officers as of the Effective Date above.

Computershare Inc., and its fully owned subsidiary, Computershare Trust Company, N.A. On Behalf of both entities:		On behalf of each of the MFS closed-end investment companies listed on Exhibit A to the Agreement

By:		By:

Name:	Martin J. McHale, Jr.	Name:	Robin Stelmach

Title:	President, U.S. Equity Services	Title:	President, Mfs Funds